EXHIBIT 4.4


                          GAYA SOFTWARE INDUSTRIES LTD.

                                SHARE OPTION PLAN


         1. Name.

         This plan, as amended from time to time, shall be known as the Gaya Software Industries Ltd. Share Option Plan (the "Plan").

         2. Purpose and Definitions.

         2.1 The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of Gaya Software Industries Ltd. (the "Company") and of the Company's subsidiaries, and to promote the Company's business by providing such individuals with opportunities to receive options ("Options") to purchase Ordinary Shares (or fractions thereof) (the "Shares") in the Company pursuant to the Plan.

         2.2 Definitions. As used herein, the following definitions shall apply:

                  (a) "Cause" means any of the following: (i) the Grantee's theft, dishonesty, or falsification of any Company documents or records; (ii) the Grantee's improper use or disclosure of the Company's confidential or proprietary information; (iii) the Grantee's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (iv) any material breach of the Grantee of any employment or other agreement between the Grantee and the Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Grantee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Grantee's ability to perform his or her duties with the Company. For purposes of the definition of Cause, with respect to a Grantee employed by or providing services to a subsidiary of the Company, "Company" shall include the subsidiary employing or engaging the services of the Grantee.

                  (b) "Cessation" means termination of the Service Provider's relationship with the Company. In the event of Cessation of a Grantee's relationship with the Company, such Grantee's relationship with the Company shall be deemed to have ceased upon the delivery to the Grantee of notice of discharge or the delivery to the Company of the letter of resignation, as the case may be, irrespective of the effective date of such resignation or discharge.

                  (c) "Consultant" means any person who is engaged by the Company or any subsidiary to render consulting, advisory or other services to such entity.


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                  (d) "Employee" means any person, including officers and
directors, employed by the Company or any Subsidiary of the Company.

                  (e) "Grantee" means a person to whom Options shall be granted pursuant to this Plan.

                  (f) "Service Provider" means an Employee, director or Consultant of the Company or a Subsidiary thereof.

         3. Administration.

         3.1 The Board shall have the power to administer the Plan either directly or upon the recommendation of a share option advisory committee appointed and maintained by the Board for such purpose (the "Committee"). The Committee, if so appointed, will consist of such number of Directors of the Company (not less than two (2) in number), as may be determined from time to time by the Board of Directors of the Company. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

         3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         3.3 Subject to the general terms and conditions of this Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to recommend to the Board (i) the Grantees, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which Options shall be granted, (iv) the schedule and conditions on which Options may be exercised and on which Shares shall be paid for, and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. Grants of Options shall be made pursuant to written notification to Grantees setting out the terms of the grant, as set forth in Sub-section 7.3 below.

         3.4 The Committee or the Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

         3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.


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         3.6 The Committee shall not be entitled to grant Options to the
Grantees; however, it will be authorized to issue shares underlying Options which have been granted by the Board and duly exercised pursuant to applicable Israeli law.

         3.7 Subject to the Company's decision, and to all approvals legally required, including, but not limited to the provisions of applicable Israeli law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

         4. Eligible Grantees.

         4.1 No Option may be granted pursuant to this Plan to any director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors in accordance with applicable Israeli law.

         4.2 Subject to the limitation set forth in Sub-section 4.1 above and any restriction imposed by applicable law, Options may be granted to any employee, director or consultant of the Company or any of its subsidiaries. Anything in the Plan to the contrary notwithstanding, all grants of Options to directors and office holders ("Nosei Misra") shall be authorized and implemented in accordance with the provisions of applicable Israeli law or and regulations, as in effect from time to time. The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify such Grantee from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any of its related companies.

         5. Trustee.

         The Board may choose to deposit the Options granted pursuant to the Plan with a trustee (the "Trustee"). In such event, the Trustee shall hold such Options, and any Shares issued upon the exercise of any of such Options, in trust pursuant to the Company's instructions from time to time. If determined by the Board, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

         6. Reserved Shares.

         The Company has reserved 3.3321 authorized but unissued Ordinary Shares, nominal value NIS 1.00 per share, of the Company for purposes of the Plan, subject to adjustment as provided in Section 11 hereof. Any Shares under

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the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

         7. Grant of Options.

         7.1 The Board in its discretion may award to Grantees Options to purchase Shares in the Company available under the Plan. The date of grant of each Option shall be the date specified by the Committee at the time such award is made.

         7.2 Subject to the provisions of the Plan, the Board may grant Options in a manner aimed at complying with the requirements of the applicable tax laws of any jurisdiction, including Israel, to which Grantees may be subject.

         7.3 The instrument granting an Option (the "Option Agreement") may state, inter alia, the number of Shares covered thereby, the dates when it may be exercised (subject to Sub-section 9.1), the exercise price per Share subject to the Option, the schedule on which such Shares may be paid for and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this Plan. The Option Agreement may contain such other provisions as the Board may, from time to time, deem advisable.

         8. Option Prices.

         8.1 The exercise price per Share subject to each Option shall be approved by the Board and may be more than, less than or equal to the fair market value of each share, as determined by the Board, on the date of grant, provided that the exercise price per Share shall not be less than the nominal value of each Share.

         8.2 If at any time the fair market value of the Company's Ordinary Shares drops below the exercise price of any Options granted hereunder, the Board shall be entitled to reduce the exercise price of such Options to the fair market value of the Company's Ordinary Shares on the date of such reduction, provided that the exercise price shall not be less than the nominal value of each Share.

         9. Exercise of Option.

         9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

         9.2 An Option, or any part thereof, shall be exercisable by the Grantee's signing and returning to the Company at its principal office (and to the Trustee, if applicable), a "Notice of Exercise" in such form and substance as may be prescribed by the Committee or the Board from time to time, together with full payment for the Shares underlying such Option. A Grantee may exercise an Option at any time once that Option has become vested; provided, however, that a Grantee may not exercise any Options in the event of a Transaction (as defined in Section 11.2 below) during the period of time between the execution by the Company of dispositive documentation concerning such Transaction and the consummation or "closing" of the Transaction.


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         9.3 Each payment for Shares under an Option shall be effected in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Committee or the Board, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

         9.4 To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company, until registration of the Optionee as holder of such Shares in the Company's register of members upon exercise of the Option in accordance with the provisions of the Plan.

         10. Termination of Relationship as Service Provider.

In the event that a Grantee ceases, for any reason, to be employed by or to render services to the Company, all Options granted to such Grantee shall terminate as follows:

         10.1 All Options which are not vested and not exercisable at the time of the Cessation of a Grantee's relationship as a Service Provider shall terminate immediately.

         10.2 If the Grantee's relationship as a Service Provider terminates by reason of such Grantee's death or disability, such Options (to the extent exercisable at the time of the Grantee's Cessation) shall be exercisable by the Grantee or the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time within a period of twelve (12) months after the Cessation of Grantee's relationship as a Service Provider (but in no event after the Expiration Date of such Option), and shall thereafter terminate. If within such period Grantee does not exercise his or her vested Options, all of Grantee's rights with respect to any Options that have not been exercised shall terminate and the underlying Shares shall revert to the Plan.

         10.3 If a Grantee resigns, or if the Grantee's relationship as a Service Provider is terminated by the Company or a Subsidiary without Cause, such Options (to the extent exercisable at the time of the Grantee's Cessation) shall be exercisable at any time until the end of three (3) months from the Cessation (but in no event after the Expiration Date of such Option), and shall thereafter terminate. If within such period Grantee does not exercise his or her vested Options, all of such Grantee's rights with respect to any Options that have not been exercised shall terminate and the underlying Shares shall revert to the Plan.

         10.4 If Grantee's relationship as a Service Provider is terminated by the Company or a Subsidiary for Cause, then Options which were previously


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granted shall not vest, and Options which had vested shall no longer be exercisable and shall no longer be of any force or effect, immediately upon termination of the Grantee for Cause.

         10.5 If Grantee should retire, Grantee shall, subject to the approval of the Committee or the Board, continue to enjoy such rights, if any, under this Plan and on such terms and conditions, with such limitations and subject to such requirements as the Committee or the Board in its discretion may determine.

         10.6 Whether the Cessation of a particular Grantee's relationship as a Service Provider is for reason of "disability" or by virtue of "retirement", or is a termination other than by reason of such disability or retirement, or for Cause, shall be finally and conclusively determined by the Committee or the Board in its absolute discretion.

         10.7 A Service Provider's relationship with the Company or a Subsidiary shall not be deemed to have ceased (i) with respect to an Employee, in the event of any leave of absence approved by the Company (or by the Subsidiary that employs the Grantee) or (ii) in the event of transfers between the Company, any Subsidiary, or any successor.

         11. Adjustments.

         Upon the occurrence of any of the following described events, a Grantee's rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

         11.1 Changes in Capitalization.

         Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been reserved for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, bonus shares (stock dividend), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

         11.2 Merger, Acquisition, or Asset Sale.

         (a) In the event of a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving


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entity, or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company's securities, an acquisition of all or substantially all of the shares of the Company, or the sale of substantially all of the assets of the Company (each such event, a "Transaction"), each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

         (b) For the purposes of this sub-section 11.2, the Option shall be considered assumed if, following a Transaction, the option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor corporation or its parent or subsidiary, the Committee or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent or subsidiary equal in fair market value to the per share consideration received by holders of Shares in the Transaction.

         12. Non-Transferability of Options and Shares.

         12.1 No Option may be transferred other than by will or by the laws of descent and distribution, and during the Grantee's lifetime an Option may be exercised only by such Grantee.

         12.2 Shares for which full payment has not been made, shall not be assignable or transferable by the Grantee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Grantee's rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Grantee to such Grantee's estate or other successors by operation of law or will, whose rights therein shall be governed by Sub-section 10.3 hereof, and as may otherwise be determined by the Committee or the Board.

         12.3 Shares for which full payment has been made shall be assignable or transferable by the Grantee, subject to the Company's right of first refusal set forth in Section 19, below, and subject to any additional restrictions on transfer of Shares as may be set forth in the Company's Articles of Association. In addition, the Grantee shall abide by any Company policies, which may not be set forth in the Articles of Association, concerning any trading blackout periods, Market Stand-Offs (as hereinafter defined) or other restrictions on the transfer or sale of Shares of the Company which may be imposed by the Company or by its underwriters (collectively, "Blackout Periods"). In the event of a Transaction and the assumption or substitution of outstanding Options by a successor corporation or a parent or subsidiary of the successor corporation, as set forth above, Grantees shall abide by any policies of the successor corporation or parent or subsidiary of the successor corporation and any requirements of any applicable securities, laws or regulations, regarding Blackout Periods.

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         13. Term and Amendment of the Plan.

         13.1 The Plan shall expire onJuly 1, 2006 (except as to Options outstanding on that date).

         13.2 The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of a Grantee, without such Grantee's consent, under any Option previously granted to such Grantee.

         14. Term of Option.

         Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten
(10) years after the date of grant (or any shorter period set forth in the Option Agreement), such Option, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire.

         15. Continuance of Employment or Service.

         Neither this Plan nor any offer of Shares or Options to a Grantee shall impose any obligation on the Company or a related company thereof, to continue to employ or engage the services of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or services at any time.

         16. Lock-Up Period.

         In connection with any underwritten public offering by the Company of its equity securities, and if requested by the underwriters of such public offering, the Grantee shall be obligated not, directly or indirectly, to sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Options or Shares without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") will be in effect for such period of time following the date of the final prospectus for the offering as may be required by the underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In

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order to enforce the Market Stand-Off, the Company will be entitled to impose stop-transfer instructions with respect to the Shares acquired upon the exercise of the Options until the end of the applicable stand-off period.

         17. Governing Law.

         The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

         18. Taxes.

         (a) All tax liability regarding the grant or exercise of the Options, and the issue, holding and disposition of the Shares shall be borne by the Grantee. Furthermore, such Grantee shall agree to indemnify the Company or its subsidiary that employs or engages the services of the Grantee and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Options by or on behalf of a Grantee until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.

         (b) The Company or any of its subsidiaries may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Grantee, and/or (ii) requiring a Grantee to pay to the Company or any of its subsidiaries the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares.

         19. Company's Right of First Refusal.

       Shares acquired upon exercise of an Option pursuant to this Plan may be subject to "right of first refusal" provisions in the Company's Articles of Association. In the event that the Shares acquired upon exercise of this Option are not subject to "right of first refusal" provisions in the Company's Articles of Association, then at any time prior to the Company's IPO, before any Shares held by Grantee or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Repurchaser or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the "Right of First Refusal"). "Repurchaser" shall mean (i) the Company, if permitted by law, (ii) if the Company is not permitted by law, any affiliate or subsidiary of the Company determined by the Board of Directors of the Company, or (iii) if the majority of the Board of Directors of the Company

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so decides, one or more third parties designated by the Board of Directors of the Company. The Company shall not provide financial assistance to enable any other person to purchase Shares unless permitted by law.

                  (i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the "Notice") stating: (a) the Holder's bona fide intention to sell or otherwise transfer such Shares; (b) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (c) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the "Offered Price"), and the Holder shall offer the Shares at the Offered Price to the Repurchaser(s) or its assignee(s).

                  (ii) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Repurchaser and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

                  (iii) Purchase Price. The purchase price (the "Purchase Price") for the Shares purchased by the Repurchaser or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

                  (iv) Payment. Payment of the Purchase Price shall be made, at the option of the Repurchaser or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

                  (v) Holder's Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Repurchaser and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Repurchaser and/or its assignees shall again be

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offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

                  (vi) Exception for Certain Family Transfers. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during the Grantee's lifetime or on the Grantee's death by will or intestacy to the Grantee's immediate family or a trust for the benefit of the Grantee's immediate family shall be exempt from the provisions of this Section. "Immediate Family" as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

                  (vii) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the Company's IPO.

         20. Bring-Along.

       Shares acquired upon exercise of an Option granted pursuant to this Plan may be subject to "bring-along" provisions in the Company's Articles of Association. In the event that the Shares acquired upon exercise of this Option are not subject to "bring-along" provisions in the Company's Articles of Association, then at any time prior to the Company's IPO, in the event that (i) one or more bona fide offers (the "Offeror") is made to purchase shares comprising at least eighty percent (80%) of the Company's issued and outstanding ordinary shares on an as-converted basis (the "Threshold Percent"), (ii) such sale is conditioned upon the sale of all of the remaining issued shares of the Company to the Offeror, and (iii) shareholders holding the Threshold Percent (the "Proposing Shareholders") propose to sell all of their shares to such Offeror, then the Grantee shall be required, if so demanded by the Proposing Shareholders, to sell all Shares acquired by the Grantee pursuant to the exercise of such Grantee's Option to such Offeror at the same price and upon the same terms and conditions as in the offer made to the Proposing Shareholders. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of shares by the Grantee other than in connection with the proposed acquisition shall be absolutely prohibited.


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